Exhibit 99.1

Ominto, Inc. Appoints Samer Choucair and Troels Andersen to its Board of Directors

-Michael Hansen to Assume Role of Chairman of the Board-

BOCA RATON, FL, June 15, 2018 -- Ominto, Inc. (Nasdaq: OMNT), a growth company with global operations in the e-commerce, marketing, and entertainment industries, today announced the appointment of Samer Choucair and Troels Andersen to its Board of Directors effective today.

Mr. Choucair, 40, is currently the VP of CE-Creates, a division of the Crescent Group that seeks to create and develop innovative businesses that generate a sustainable social impact and address economic, social, and environmental challenges, a position he has held since February 2014. Mr. Choucair comes from an entrepreneurial background with more than 19 years of experience in the start-up space across a variety of industries, from entertainment to food and beverage, e-commerce, media, and healthcare in Canada, the UAE, Saudi Arabia, Oman, and Singapore. Prior to joining Crescent Enterprises in 2014, Mr. Choucair was the COO of Groupon Middle-East, from 2011 through 2014 where he was instrumental in building the company to its current leading market position. Prior to Groupon, Mr. Choucair held various executive leadership roles with Booz & Co., Spotmedia and Dynacom. Mr. Choucair is a member of several start-up communities and organizations and provides mentorship on a personal level as well as through business competitions, universities, and other organizations such as the Khalifa Fund. He also sits on the investment committee of Dubai Angel Investors. Mr Choucair earned his MBA from INSEAD.

Mr. Andersen, 35, is a seasoned entrepreneur with a wide range of global experience and demonstrated bottom line success with several innovative initiatives. Mr. Andersen is currently the CEO of Mondo Ride, one of the leading ride services companies in Africa, a company he founded in 2015. From 2013 to 2015, he was COO of Advantag, loyalty service provider based in the UAE. From 2012-2013, Mr. Andersen was COO of Gastrofy, Sweden's most promising start-up of 2012, as well as industry icon Fetchr. Prior to joining Fetchr, he was Vice President – International of Groupon. He also held a position with Rocket Internet from 2011 – 2012. Earlier in his career, he was accepted into BlackRock’s prestigious Analyst program in London and prior to that he worked as an investment analyst for the leading financial consultancy in Denmark. In his spare time Troels actively invests in innovative companies. Troels holds a Master of Science in Mathematics and Economics from Copenhagen Business School.

“We are very pleased to have Samer and Troels join our Board and look forward to their contributions,” said Michael Hansen, Founder and CEO of Ominto, Inc. “They are both successful entrepreneurs and innovators who have considerable experience with e-commerce and understand the nature and challenges of our global business. Their experience as entrepreneurs, investors and industry disruptors will be invaluable to Ominto and to our customers in our global e-commerce environment.”

In connection with today’s announcement, Michael Hansen, the company’s Founder and CEO, will also assume the role as Chairman of the Board.

The three-member Board will be responsible for all Board-related committees.

About Ominto, Inc.

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Ominto is a growing company with global operations in the e-commerce, marketing, and entertainment industries. The company owns or invests in strategic entities that provide value to its global customer base.

Ominto is a pioneer in global Cash Back and first to market in many regions of the world. At the core of Ominto’s business is Dubli.com, a global consumer Cash Back e-commerce digital marketplace. At Dubli.com or at Partner sites powered by Ominto.com, consumers shop at their favorite stores, save with the best coupons and deals, and earn Cash Back with each purchase. The Ominto.com website features thousands of brand name stores and industry-leading travel companies from around the world, providing Cash Back savings to consumers in more than 120 countries. Ominto’s Partner Programs offer a white label version of the Ominto.com shopping and travel website to businesses and non-profits, providing them with a professional, reliable web presence that builds brand loyalty with their members, customers or constituents while earning commissions for the organization and Cash Back for shoppers on each transaction.

For more information, please visit Ominto's corporate website http://ominto.com.

Forward-looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. These include statements about Ominto’s expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as “anticipate,” “expect,” “intend,” “plan,” “will,” “believe,” “projects,” “could,” “would,” “intend” and similar expressions. You can also identify them by the fact that they do not relate strictly to historical or current facts. The forward-looking statements reflect Ominto’s current view about future events and are subject to risks, uncertainties and assumptions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Ominto may not actually achieve the expectations disclosed in the forward-looking statements and you should not place undue reliance on Ominto's forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to: risks related to Ominto’s ability to continue as a going concern being in doubt; material weaknesses in Ominto’s internal controls, Ominto’s inability to generate enough customers or enough purchasing activity for our shopping websites; Ominto’s inability to establish and maintain a large growing base of Business Associates; Ominto’s failure to adapt to technological change; increased competition; increased operating costs; changes in legislation applicable to Ominto’s business; material weaknesses in Ominto’s internal controls; Ominto’s failure to improve our internal controls; and Ominto’s inability to generate sufficient cash flows from operations or to secure capital to enable us to maintain our current operations or support our intended growth; along with other risks and potential factors that could affect Ominto's business and financial results identified in Ominto's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

For More Information, Please Contact:

Michael Hansen

investorrelations@ominto.com

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